File No. 812-15551

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

In the Matter of the Application of:

Fortress Private Lending Fund, FPLF Management LLC, FIG LLC, Fortress Credit Corp., Fortress Credit Co LLC, DBD Credit Funding LLC, Fortress Credit Opportunities Fund VI (A) LP, Fortress Credit Opportunities Fund VI (B) LP, Fortress Credit Opportunities Fund VI (C) L.P., Fortress Credit Opportunities Fund VI (D) L.P., Fortress Credit Opportunities Fund VI (E) LP, Fortress Credit Opportunities Fund VI (G) L.P., Fortress Credit Opportunities Fund V Expansion (A) LP, Fortress Credit Opportunities Fund V Expansion (B) LP, Fortress Credit Opportunities Fund V Expansion (C) L.P., Fortress Credit Opportunities Fund V Expansion (D) L.P., Fortress Credit Opportunities Fund V Expansion (E) LP, Fortress Credit Opportunities Fund V Expansion (F) LP, Fortress Credit Opportunities Fund V Expansion (G) L.P., Fortress Credit Opportunities Fund V Expansion (H) L.P., Super FCO MA III L.P., FCO MA V L.P., Fortress Credit Opportunities Fund V Expansion MA-CRPTF LP, FCO MA Centre Street II EXP (P) LP, FCO MA Centre Street II EXP (ER) LP, FCO MA Centre Street II EXP (TR) LP, Fortress Credit Opportunities Fund V Expansion MA-C L.P., Fortress Lending Fund III (A) LP, Fortress Lending Fund III (B) L.P., Fortress Lending Fund III (C) L.P., Fortress Lending Fund III (D) LP, Fortress Lending III Holdings L.P., Fortress Lending Fund III-IV MA-CRPTF LP, Fortress Lending Fund IV (A) LP, Fortress Lending Fund IV (B) L.P., Fortress Lending Fund IV (C) L.P., Fortress Lending Fund IV (D) LP, Fortress Lending IV Holdings L.P., Fortress Intellectual Property Opportunities Fund II (A) LP, Fortress Intellectual Property Opportunities Fund II (B) LP, Fortress Intellectual Property Opportunities Fund II (C) L.P., Fortress Intellectual Property Opportunities Fund II (D) L.P., Fortress Legal Assets Fund I (A) LP, Fortress Legal Assets Fund I (B) LP, Fortress Legal Assets Fund I (C) LP, Fortress Legal Assets Fund II (A) LP, Fortress Legal Assets Fund II (B) LP, Fortress Legal Assets Fund II (C) LP, Drawbridge Special Opportunities Fund LP, Drawbridge Special Opportunities Fund Ltd, Fortress Credit BSL VII Limited, Fortress Credit BSL VIII Limited, Fortress Credit BSL IX Limited, Fortress Credit BSL X Limited, Fortress Credit BSL XI Limited, Fortress Credit BSL XII Limited, Fortress Credit BSL XIII Limited, Fortress Credit BSL XIV Limited, Fortress Credit BSL XV Limited, Fortress Credit BSL XVI Limited, Fortress Credit BSL XVII Limited, Fortress Credit BSL XVIII Limited, Fortress Credit BSL XIX Limited, Fortress Credit BSL XX Limited, Fortress Credit BSL XXI Limited, Fortress Credit BSL XXII Limited, Fortress Credit BSL XXIII Limited, Fortress Credit BSL XXIV Limited, Fortress Credit Europe BSL 2024-1 DAC, FDF V Limited, Fortress Credit Opportunities IX CLO Limited, Fortress Credit Opportunities XV CLO Limited, Fortress Credit Opportunities VIII CLO LLC, Fortress Credit Opportunities XIX CLO Limited, Fortress Credit Opportunities XXI CLO LLC, Fortress Credit Opportunities XXIII CLO LLC, DBDB Funding LLC, FLF III-IV MA-CRPTF Holdings Finance L.P., FLF III AB Holdings Finance L.P., FLF III Holdings Finance L.P., FLF III GMS Holdings Finance L.P., FLF III SM Holdings Finance L.P., FLF III BAM Holdings Finance L.P., FORT CRE 2022-FL3 Issuer LLC, Fortress Credit Opportunities VI Advisors LLC, Fortress Credit Opportunities VI-C Advisors LLC, Fortress Credit Opportunities V Advisors LLC, Fortress Credit Opportunities V-C Advisors LLC, Fortress Lending Advisors III LLC, Fortress Lending Advisors IV LLC, Fortress IP Advisors II LLC, Fortress IP Advisors II C LLC, Fortress Legal Assets Advisors LLC, Fortress Legal Assets Advisors II LLC, Drawbridge Special Opportunities Advisors LLC, FCO MA Centre II Advisors LLC, FC BSL VII Management LLC, FC BSL VIII Management LLC, FC BSL IX Management LLC, FC BSL X Management LLC, FC BSL XI Management LLC, FC BSL XII Management LLC, FC BSL XIII Management LLC, FC BSL XIV Management LLC, FC BSL CLO Manager LLC, FC BSL CLO Manager II LLC, FC BSL XVII Management LLC, FC BSL XVIII Management LLC, FC BSL CLO Manager IV LLC, FC BSL CLO Manager III LLC, FC BSL CLO Manager V LLC, FCFE CM LLC, FDF V Management LLC, FCOD CLO Management LLC, FLF III-IV MA-CRPTF Advisors LLC, FLF III AB Holdings Finance CM LLC, FLF III GMS Holdings Finance CM LLC, FLF III SM Holdings Finance CM LLC, FLF III BAM Holdings Finance CM LLC, FCO MA Sup Advisors LLC, FCO MA V Advisors LLC, Fortress FCO Fund V MA-CRPTF Advisors LLC, FCO Fund V MA-C Advisors LLC, Fortress Credit Opportunities XXXIII CLO LLC, FCO XXXV CLO CM LLC, Fortress Credit Opportunities XXXV CLO Limited, Fortress Credit Opportunities XXXV CLO LLC, FCO XXXVII CLO CM LLC, Fortress Credit Opportunities XXXVII CLO Limited, Fortress Credit Opportunities XXXVII CLO LLC

1345 Avenue of the Americas
New York, NY 10105

FOURTH AMENDED AND RESTATED APPLICATION FOR AN ORDER PURSUANT TO
SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1
UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT
TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE
17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

David Brooks
Fortress Investment Group LLC
1345 Avenue of the Americas
New York, New York 10105
Tel: (212) 798-6100
DBrooks@Fortress.com

Copies to:

Nicole M. Runyan, P.C.
Kim E. Kaufman
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Telephone: (212) 446-4800
nicole.runyan@kirkland.com
kim.kaufman@kirkland.com

August 1, 2025

UNITED STATES OF AMERICA
BEFORE THE
SECURITIES AND EXCHANGE COMMISSION

IN THE MATTER OF

FORTRESS PRIVATE LENDING FUND, FPLF MANAGEMENT LLC, FIG LLC, FORTRESS CREDIT CORP., FORTRESS CREDIT CO LLC, DBD CREDIT FUNDING LLC, FORTRESS CREDIT OPPORTUNITIES FUND VI (A) LP, FORTRESS CREDIT OPPORTUNITIES FUND VI (B) LP, FORTRESS CREDIT OPPORTUNITIES FUND VI (C) L.P., FORTRESS CREDIT OPPORTUNITIES FUND VI (D) L.P., FORTRESS CREDIT OPPORTUNITIES FUND VI (E) LP, FORTRESS CREDIT OPPORTUNITIES FUND VI (G) L.P., FORTRESS CREDIT OPPORTUNITIES FUND V EXPANSION (A) LP, FORTRESS CREDIT OPPORTUNITIES FUND V EXPANSION (B) LP, FORTRESS CREDIT OPPORTUNITIES FUND V EXPANSION (C) L.P., FORTRESS CREDIT OPPORTUNITIES FUND V EXPANSION (D) L.P., FORTRESS CREDIT OPPORTUNITIES FUND V EXPANSION (E) LP, FORTRESS CREDIT OPPORTUNITIES FUND V EXPANSION (F) LP, FORTRESS CREDIT OPPORTUNITIES FUND V EXPANSION (G) L.P., FORTRESS CREDIT OPPORTUNITIES FUND V EXPANSION (H) L.P., SUPER FCO MA III L.P., FCO MA V L.P., FORTRESS CREDIT OPPORTUNITIES FUND V EXPANSION MA-CRPTF LP, FCO MA CENTRE STREET II EXP (P) LP, FCO MA CENTRE STREET II EXP (ER) LP, FCO MA CENTRE STREET II EXP (TR) LP, FORTRESS CREDIT OPPORTUNITIES FUND V EXPANSION MA-C L.P., FORTRESS LENDING FUND III (A) LP, FORTRESS LENDING FUND III (B) L.P., FORTRESS LENDING FUND III (C) L.P., FORTRESS LENDING FUND III (D) LP,

: : : : : : : : : : : : : : : : : : : : : :	FOURTH AMENDED AND RESTATED APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

FORTRESS LENDING III HOLDINGS L.P., FORTRESS LENDING FUND III-IV MA-CRPTF LP, FORTRESS LENDING FUND IV (A) LP, FORTRESS LENDING FUND IV (B) L.P., FORTRESS LENDING FUND IV (C) L.P., FORTRESS LENDING FUND IV (D) LP, FORTRESS LENDING IV HOLDINGS L.P., FORTRESS INTELLECTUAL PROPERTY OPPORTUNITIES FUND II (A) LP, FORTRESS INTELLECTUAL PROPERTY OPPORTUNITIES FUND II (B) LP, FORTRESS INTELLECTUAL PROPERTY OPPORTUNITIES FUND II (C) L.P., FORTRESS INTELLECTUAL PROPERTY OPPORTUNITIES FUND II (D) L.P., FORTRESS LEGAL ASSETS FUND I (A) LP, FORTRESS LEGAL ASSETS FUND I (B) LP, FORTRESS LEGAL ASSETS FUND I (C) LP, FORTRESS LEGAL ASSETS FUND II (A) LP, FORTRESS LEGAL ASSETS FUND II (B) LP, FORTRESS LEGAL ASSETS FUND II (C) LP, DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP, DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LTD, FORTRESS CREDIT BSL VII LIMITED, FORTRESS CREDIT BSL VIII LIMITED, FORTRESS CREDIT BSL IX LIMITED, FORTRESS CREDIT BSL X LIMITED, FORTRESS CREDIT BSL XI LIMITED, FORTRESS CREDIT BSL XII LIMITED, FORTRESS CREDIT BSL XIII LIMITED, FORTRESS CREDIT BSL XIV LIMITED, FORTRESS CREDIT BSL XV LIMITED, FORTRESS CREDIT BSL XVI LIMITED, FORTRESS CREDIT BSL XVII LIMITED, FORTRESS CREDIT BSL XVIII LIMITED, FORTRESS CREDIT BSL XIX LIMITED, FORTRESS CREDIT BSL XX LIMITED, FORTRESS CREDIT BSL XXI LIMITED, FORTRESS CREDIT BSL XXII LIMITED, FORTRESS CREDIT BSL XXIII LIMITED, FORTRESS CREDIT BSL XXIV LIMITED, FORTRESS CREDIT EUROPE BSL 2024-1 DAC, FDF V LIMITED, FORTRESS CREDIT OPPORTUNITIES IX CLO LIMITED, FORTRESS CREDIT OPPORTUNITIES XV CLO LIMITED, FORTRESS CREDIT OPPORTUNITIES VIII CLO LLC, FORTRESS CREDIT OPPORTUNITIES XIX CLO LIMITED, FORTRESS CREDIT OPPORTUNITIES XXI CLO LLC, FORTRESS CREDIT OPPORTUNITIES XXIII CLO LLC, DBDB

FUNDING LLC, FLF III-IV MA-CRPTF HOLDINGS FINANCE L.P., FLF III AB HOLDINGS FINANCE L.P., FLF III HOLDINGS FINANCE L.P., FLF III GMS HOLDINGS FINANCE L.P., FLF III SM HOLDINGS FINANCE L.P., FLF III BAM HOLDINGS FINANCE L.P., FORT CRE 2022-FL3 ISSUER LLC, FORTRESS CREDIT OPPORTUNITIES VI ADVISORS LLC, FORTRESS CREDIT OPPORTUNITIES VI-C ADVISORS LLC, FORTRESS CREDIT OPPORTUNITIES V ADVISORS LLC, FORTRESS CREDIT OPPORTUNITIES V-C ADVISORS LLC, FORTRESS LENDING ADVISORS III LLC, FORTRESS LENDING ADVISORS IV LLC, FORTRESS IP ADVISORS II LLC, FORTRESS IP ADVISORS II C LLC, FORTRESS LEGAL ASSETS ADVISORS LLC, FORTRESS LEGAL ASSETS ADVISORS II LLC, DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC, FCO MA CENTRE II ADVISORS LLC, FC BSL VII MANAGEMENT LLC, FC BSL VIII MANAGEMENT LLC, FC BSL IX MANAGEMENT LLC, FC BSL X MANAGEMENT LLC, FC BSL XI MANAGEMENT LLC, FC BSL XII MANAGEMENT LLC, FC BSL XIII MANAGEMENT LLC, FC BSL XIV MANAGEMENT LLC, FC BSL CLO MANAGER LLC, FC BSL CLO MANAGER II LLC, FC BSL XVII MANAGEMENT LLC, FC BSL XVIII MANAGEMENT LLC, FC BSL CLO MANAGER IV LLC, FC BSL CLO MANAGER III LLC, FC BSL CLO MANAGER V LLC, FCFE CM LLC, FDF V MANAGEMENT LLC, FCOD CLO MANAGEMENT LLC, FLF III-IV MA-CRPTF ADVISORS LLC, FLF III AB HOLDINGS FINANCE CM LLC, FLF III GMS HOLDINGS FINANCE CM LLC, FLF III SM HOLDINGS FINANCE CM LLC, FLF III BAM HOLDINGS FINANCE CM LLC, FCO MA SUP ADVISORS LLC, FCO MA V ADVISORS LLC, FORTRESS FCO FUND V MA-CRPTF ADVISORS LLC, FCO FUND V MA-C ADVISORS LLC, FORTRESS CREDIT OPPORTUNITIES XXXIII CLO LLC, FCO XXXV CLO CM LLC, FORTRESS CREDIT OPPORTUNITIES XXXV CLO LIMITED, FORTRESS CREDIT OPPORTUNITIES XXXV CLO LLC, FCO XXXVII CLO CM LLC, FORTRESS CREDIT OPPORTUNITIES XXXVII CLO LIMITED, FORTRESS CREDIT OPPORTUNITIES XXXVII CLO LLC

1345 Avenue of the Americas
New York, NY 10105

File No. 812-15551

I.	SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) under Section 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

•	Fortress Private Lending Fund (the “Existing Regulated Fund”), a Delaware statutory trust, is an externally-managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company (a “BDC”) under the 1940 Act;

•	FPLF Management LLC (“BDC Adviser”), a Delaware limited liability company that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), serves as the investment adviser to the Existing Regulated Fund, on behalf of itself and its successors;[2]

•	FIG LLC (“Fortress”), a Delaware limited liability company that is registered as an investment adviser under the Advisers Act on behalf of itself and its successors;

•	The investment advisers to the Existing Affiliated Funds (as defined below) that are identified on Schedule A hereto (collectively with BDC Adviser, the “Existing Advisers”), each of which is a Delaware limited liability company and a “relying adviser” under the Advisers Act through a single registration with Fortress on behalf of itself and its successors. The Existing Advisers and Fortress operate under a single set of policies and procedures that are reasonably designed to comply with the requirements of the Advisers Act; and

•	Each investment fund set forth on Schedule A hereto, which is an entity whose investment adviser is an Adviser and that would be an investment company but for Section 3(c)(1) or Section 3(c)(7) of the Act or relies on Rule 3a-7 under the Act (collectively, the “Existing Affiliated Funds,” and together with Fortress, the Existing Regulated Fund and the Existing Advisers, the “Applicants”).[3]

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.

[2]	The term “successor” means an entity that results from a reorganization into another jurisdiction or change in the type of business organization.

[3]	All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund4 and one or more Affiliated Entities5 to engage in Co-Investment Transactions6 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”7 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.8

[4]	“Regulated Fund” means the Existing Regulated Fund and any Future Regulated Funds. “Future Regulated Fund” means an entity (a) that is a closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

[5]	“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates (other than an open-end investment company registered under the 1940 Act), and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates (other than of an open-end investment company registered under the 1940 Act), that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

[6]	“Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.

[7]	“Adviser” means Fortress, the Existing Advisers and any other investment adviser controlling, controlled by, or under common control with the Existing Advisers. The term “Adviser” also includes any internally-managed Regulated Fund.

[8]	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

II.	GENERAL DESCRIPTION OF THE APPLICANTS

A.	Fortress Private Lending Fund

The Existing Regulated Fund is an externally-managed, non-diversified, closed-end management investment company organized as a statutory trust in Delaware on January 25, 2024. The Existing Regulated Fund has elected to be regulated as a BDC under the 1940 Act. In addition, the Existing Regulated Fund intends to qualify and elect to be treated as a regulated investment company (“RIC”) under Sub-Chapter M of the Internal Revenue Code of 1986, as amended, and intends to continue to qualify as a RIC in the future.

The Existing Regulated Fund’s objectives and strategies are to generate current income and, to a lesser extent, capital appreciation primarily by investing in U.S. middle-market companies through the direct origination or acquisition of first lien senior secured loans (including “unitranche” loans, which are loans that combine both senior and subordinated debt, generally in a first lien position) and, to a lesser extent, second lien senior secured loans. The Existing Regulated Fund’s investments may be accompanied by junior debt and/or equity or equity-related investments, including common stock, preferred stock, securities convertible into common stock and/or warrants. Other first-lien debt may include standalone first-lien loans; “last-out” first lien loans, which are loans that have a secondary priority behind super-senior “first out” first-lien loans, and secured corporate bonds with similar features to these categories of first-lien loans. The Existing Regulated Fund’s business and affairs are managed under the direction of a Board which consists of seven (7) members, four (4) of whom are Independent Directors. 9 The Existing Regulated Fund’s Board has delegated daily management and investment authority to BDC Adviser pursuant to an investment advisory and management agreement.

B.	FPLF Management LLC

BDC Adviser, a limited liability company organized under the laws of the state of Delaware, is registered as an investment adviser with the Commission pursuant to Section 203 of the Advisers Act on behalf of itself and its successors.

C.	FIG LLC

Fortress, a limited liability company organized under the laws of the state of Delaware, is registered as an investment adviser with the Commission pursuant to Section 203 of the Advisers Act on behalf of itself and its successors.

[9]	The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the Act.

D.	Other Existing Advisers

The investment advisers to the Existing Affiliated Funds that are identified in Schedule A are each a “relying adviser” under the Advisers Act through a single registration with Fortress on behalf of itself and its successors. The Existing Advisers and Fortress operate under a single set of policies and procedures that are reasonably designed to comply with the requirements of the Advisers Act.

E.	Existing Affiliated Funds

The Existing Affiliated Funds are investment funds, each of whose investment adviser is an Adviser and each of which would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act or relies on Rule 3a-7 under the 1940 Act. 10 A list of the Existing Affiliated Funds is included on Schedule A hereto.

III.	ORDER REQUESTED

The Applicants request an Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

A.	Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”11 in which the fund is a participant without first obtaining an order from the SEC.

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

[10]	In the future, the Affiliated Fund may register as a closed-end management investment company under the Act and, if so registered, will be considered a Regulated Fund for purposes of this application.

[11]	Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking ….”

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B.	Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to a closed-end fund or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). The Existing Advisers are each majority-owned by Fortress, are under common control, and are thus affiliated persons of each other. Accordingly, with respect to Fortress, the Existing Advisers and any other Advisers that are deemed to be affiliated persons of each other, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with Fortress, the Existing Advisers, and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-l under the 1940 Act.

C.	Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1.            Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person. 12

[12]	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.

2.            Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,13 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,14 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

3.             Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.15

4.            No Remuneration. Any transaction fee16 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

5.            Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.17

[13]	Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act.

[14]	Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

[15]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.

[16]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

[17]	The Affiliated Entities may adopt shared Co-Investment Policies.

6.	Dispositions:

(a)            Prior to any Disposition18 by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

(b)           Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.19

7.	Board Oversight

(a)	Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b)	Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c)	At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

[18]	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.

[19]	“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

(d)	Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

(e)	The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

8.            Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).20

9.            In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

A.	Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

B.	Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-l by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

[20]	If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

V.	PRECEDENTS

The Commission has previously issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions (the “Existing Orders”).21 Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

VI.	PROCEDURAL MATTERS

A.	Communications

Please address all communications concerning this Application, the Notice and the Order to:

David Brooks
Fortress Investment Group LLC
1345 Avenue of the Americas
New York, New York 10105
Tel: (212) 798-6100
DBrooks@Fortress.com

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

Nicole M. Runyan, P.C.
Kim E. Kaufman
Kirkland & Ellis LLP

601 Lexington Avenue
New York, NY 10022

Telephone: (212) 446-4800
nicole.runyan@kirkland.com
kim.kaufman@kirkland.com

[21]	See, e.g., FS Credit Opportunities Corp., et al. (File No. 812-15706), Release No. IC-35520 (April 3, 2025) (notice), Release No. IC-35561 (April 29, 2025) (order); Sixth Street Specialty Lending, Inc. et al. (File No. 812-15729), Release No. IC-35531 (April 10, 2025) (notice), Release No. IC-35570 (May 6, 2025) (order); Blue Owl Capital Corporation, et al. (File No. 812-15715), Release No. IC-35530 (April 9, 2025) (notice), Release No. IC-35573 (May 6, 2025) (order); BlackRock Growth Equity Fund LP, et al. (File No. 812-15712), Release No. IC-35525 (April 8, 2025) (notice), Release No. IC-35572 (May 6, 2025) (order).

B.	Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of each Existing Regulated Fund pursuant to resolutions duly adopted by the Board. Copies of the resolutions are provided below.

Pursuant to Rule 0-2(c), Applicants hereby state that each Existing Regulated Fund and Existing Affiliated Fund have authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Section 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he has duly executed the Application for and on behalf of the applicable entity listed; that he is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

The Applicants have caused this Application to be duly signed on their behalf on the 1st day of August, 2025.

FORTRESS PRIVATE LENDING FUND

By:	/s/ David Brooks
Name: David Brooks
Title: Chief Legal Officer

FPLF MANAGEMENT LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FIG LLC

By:	/s/ David Brooks
Name: David Brooks
Title: General Counsel & Secretary

FORTRESS CREDIT CORP.

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FORTRESS CREDIT CO LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

DBD CREDIT FUNDING LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FORTRESS CREDIT OPPORTUNITIES FUND VI (A) LP

By: FCO Fund VI GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FORTRESS CREDIT OPPORTUNITIES FUND VI (B) LP

By:	FCO Fund VI GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FORTRESS CREDIT OPPORTUNITIES FUND VI (C) L.P.

By: FCO Fund VI GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FORTRESS CREDIT OPPORTUNITIES FUND VI (D) L.P.

By: FCO Fund VI GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FORTRESS CREDIT OPPORTUNITIES FUND VI (E) LP

By: FCO Fund VI GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities Fund VI (G) L.P.

By: FCO Fund VI GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities Fund V Expansion (A) LP

By: FCO Fund V GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities Fund V Expansion (B) LP

By: FCO Fund V GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities Fund V Expansion (C) L.P.

By: FCO Fund V GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities Fund V Expansion (D) L.P.

By: FCO Fund V GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities Fund V Expansion (E) LP

By: FCO Fund V GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities Fund V Expansion (F) LP

By: FCO Fund V GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities Fund V Expansion (G) L.P.

By: FCO Fund V GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities Fund V Expansion (H) L.P.

By: FCO Fund V GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Super FCO MA III L.P.

By: FCO MA Sup GP III LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FCO MA V L.P.

By:	FCO MA V GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities Fund V Expansion MA-CRPTF LP

By: FCO Fund V MA-CRPTF GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FCO MA Centre Street II EXP (P) LP

By: FCO MA Centre II GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FCO MA Centre Street II EXP (ER) LP

By: FCO MA Centre II GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FCO MA Centre Street II EXP (TR) LP

By: FCO MA Centre II GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities Fund V Expansion MA-C L.P.

By: FCO Fund V MA-CRPTF GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending Fund III (A) LP

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending Fund III (B) L.P.

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending Fund III (C) L.P.

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending Fund III (D) LP

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending III Holdings L.P.

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending Fund III-IV MA-CRPTF LP

By: FLF III-IV MA-CRPTF Advisors LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending Fund IV (A) LP

By: Fortress Lending Advisors IV LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending Fund IV (B) L.P.

By: Fortress Lending Advisors IV LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending Fund IV (C) L.P.

By: Fortress Lending Advisors IV LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending Fund IV (D) LP

By: Fortress Lending Advisors IV LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending IV Holdings L.P.

By: Fortress Lending Advisors IV LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Intellectual Property Opportunities Fund II (A) LP

By: FIP Fund II GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Intellectual Property Opportunities Fund II (B) LP

By: FIP Fund II GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Intellectual Property Opportunities Fund II (C) L.P.

By: FIP Fund II GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Intellectual Property Opportunities Fund II (D) L.P.

By: FIP Fund II GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Legal Assets Fund I (A) LP

By: FLA Fund I GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Legal Assets Fund I (B) LP

By: FLA Fund I GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Legal Assets Fund I (C) LP

By: FLA Fund I GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Legal Assets Fund II (A) LP

By: FLA Fund II GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Legal Assets Fund II (B) LP

By: FLA Fund II GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Legal Assets Fund II (C) LP

By: FLA Fund II GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Drawbridge Special Opportunities Fund LP

By: Drawbridge Special Opportunities GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Drawbridge Special Opportunities Fund Ltd

By: Drawbridge Special Opportunities Advisors LLC, its investment advisor

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit BSL VII Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Director

Fortress Credit BSL VIII Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Director

Fortress Credit BSL IX Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Director

Fortress Credit BSL X Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Director

Fortress Credit BSL XI Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Director

Fortress Credit BSL XII Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Director

Fortress Credit BSL XIII Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Director

Fortress Credit BSL XIV Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Director

Fortress Credit BSL XV Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit BSL XVI Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit BSL XVII Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Director

Fortress Credit BSL XVIII Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit BSL XIX Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit BSL XX Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit BSL XXI Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit BSL XXII Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit BSL XXIII Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit BSL XXIV Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit Europe BSL 2024-1 DAC

By:	/s/ Grainne Kirwan
Name: Grainne Kirwan
Title: Director

FDF V Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit Opportunities IX CLO Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Director

Fortress Credit Opportunities XV CLO Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Director

Fortress Credit Opportunities VIII CLO LLC

By: Maples Fiduciary Services (Delaware) Inc., its Manager

By:	/s/ Jeffrey Everhart
Name: Jeffrey Everhart
Title: Authorized Signer

Fortress Credit Opportunities XIX CLO Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Authorized Signer

Fortress Credit Opportunities XXI CLO LLC

By: Maples Fiduciary Services (Delaware) Inc., its Manager

By:	/s/ Jeffrey Everhart
Name: Jeffrey Everhart
Title: Authorized Signer

Fortress Credit Opportunities XXIII CLO LLC

By: FCOD CLO Management LLC, as a member

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

By: FCO XXIII CLO Investor LLC, as a member

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

DBDB Funding LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FLF III-IV MA-CRPTF Holdings Finance L.P.

By: FLF III-IV MA CPRTF Advisors LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FLF III AB Holdings Finance L.P.

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FLF III Holdings Finance L.P.

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FLF III GMS Holdings Finance L.P.

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FLF III SM Holdings Finance L.P.

By: FLF III SM HOLDINGS FINANCE CM LLC., its servicer

By: Fortress Lending III Holdings L.P., its sole member

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FLF III BAM Holdings Finance L.P.

By: FLF BAM Holdings Finance CM LLC, its servicer

By: Fortress Lending Holdings III L.P., its sole member

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FORT CRE 2022-FL3 Issuer LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities VI Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities VI-C Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities V Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities V-C Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending Advisors III LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending Advisors IV LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress IP Advisors II LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress IP Advisors II C LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Legal Assets Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Legal Assets Advisors II LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Drawbridge Special Opportunities Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FCO MA Centre II Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL VII Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL VIII Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL IX Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL X Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL XI Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL XII Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL XIII Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL XIV Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL CLO Manager LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL CLO Manager II LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL XVII Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL XVIII Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL CLO Manager IV LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL CLO Manager III LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL CLO Manager V LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FCFE CM LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FDF V Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FCOD CLO Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FLF III-IV MA-CRPTF Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FLF III AB Holdings Finance CM LLC

By: Fortress Lending III Holdings L.P., its sole member

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FLF III GMS Holdings Finance CM LLC

By: Fortress Lending III Holdings L.P., its sole member

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FLF III SM Holdings Finance CM LLC

By: Fortress Lending III Holdings L.P., its sole member

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FLF III BAM Holdings Finance CM LLC

By: Fortress Lending III Holdings L.P., its sole member

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FCO MA Sup Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FCO MA V Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress FCO Fund V MA-CRPTF Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FCO Fund V MA-C Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities XXXIII CLO LLC

By: FCOD CLO Management LLC, as a member

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities XXXV CLO Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit Opportunities XXXV CLO LLC

By: Fortress Credit Opportunities XXXV CLO Limited, as a member

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

FCO XXXV CLO CM LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities XXXVII CLO Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit Opportunities XXXVII CLO LLC

By: Fortress Credit Opportunities XXXVII CLO Limited, as a member

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

FCO XXXVII CLO CM LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

VERIFICATION

The undersigned states that he has duly executed the foregoing Application for and on behalf of the Applicants, as the case may be, that he holds the office with or is the authorized signatory of each such entity as indicated below, and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

FORTRESS PRIVATE LENDING FUND

By:	/s/ David Brooks
Name: David Brooks
Title: Chief Legal Officer

FPLF MANAGEMENT LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FIG LLC

By:	/s/ David Brooks
Name: David Brooks
Title: General Counsel & Secretary

FORTRESS CREDIT CORP.

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FORTRESS CREDIT CO LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

DBD CREDIT FUNDING LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FORTRESS CREDIT OPPORTUNITIES FUND VI (A) LP

By: FCO Fund VI GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FORTRESS CREDIT OPPORTUNITIES FUND VI (B) LP

By: FCO Fund VI GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FORTRESS CREDIT OPPORTUNITIES FUND VI (C) L.P.

By: FCO Fund VI GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FORTRESS CREDIT OPPORTUNITIES FUND VI (D) L.P.

By: FCO Fund VI GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FORTRESS CREDIT OPPORTUNITIES FUND VI (E) LP

By: FCO Fund VI GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities Fund VI (G) L.P.

By: FCO Fund VI GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities Fund V Expansion (A) LP

By: FCO Fund V GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities Fund V Expansion (B) LP

By: FCO Fund V GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities Fund V Expansion (C) L.P.

By: FCO Fund V GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities Fund V Expansion (D) L.P.

By: FCO Fund V GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities Fund V Expansion (E) LP

By: FCO Fund V GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities Fund V Expansion (F) LP

By: FCO Fund V GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities Fund V Expansion (G) L.P.

By: FCO Fund V GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities Fund V Expansion (H) L.P.

By: FCO Fund V GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Super FCO MA III L.P.

By: FCO MA Sup GP III LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FCO MA V L.P.

By: FCO MA V GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities Fund V Expansion MA-CRPTF LP

By: FCO Fund V MA-CRPTF GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FCO MA Centre Street II EXP (P) LP

By: FCO MA Centre II GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FCO MA Centre Street II EXP (ER) LP

By: FCO MA Centre II GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FCO MA Centre Street II EXP (TR) LP

By: FCO MA Centre II GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities Fund V Expansion MA-C L.P.

By: FCO Fund V MA-CRPTF GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending Fund III (A) LP

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending Fund III (B) L.P.

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending Fund III (C) L.P.

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending Fund III (D) LP

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending III Holdings L.P.

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending Fund III-IV MA-CRPTF LP

By: FLF III-IV MA-CRPTF Advisors LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending Fund IV (A) LP

By: Fortress Lending Advisors IV LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending Fund IV (B) L.P.

By: Fortress Lending Advisors IV LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending Fund IV (C) L.P.

By: Fortress Lending Advisors IV LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending Fund IV (D) LP

By: Fortress Lending Advisors IV LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending IV Holdings L.P.

By: Fortress Lending Advisors IV LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Intellectual Property Opportunities Fund II (A) LP

By: FIP Fund II GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Intellectual Property Opportunities Fund II (B) LP

By: FIP Fund II GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Intellectual Property Opportunities Fund II (C) L.P.

By: FIP Fund II GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Intellectual Property Opportunities Fund II (D) L.P.

By: FIP Fund II GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Legal Assets Fund I (A) LP

By: FLA Fund I GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Legal Assets Fund I (B) LP

By: FLA Fund I GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Legal Assets Fund I (C) LP

By: FLA Fund I GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Legal Assets Fund II (A) LP

By: FLA Fund II GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Legal Assets Fund II (B) LP

By: FLA Fund II GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Legal Assets Fund II (C) LP

By: FLA Fund II GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Drawbridge Special Opportunities Fund LP

By: Drawbridge Special Opportunities GP LLC, its general partner

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Drawbridge Special Opportunities Fund Ltd

By: Drawbridge Special Opportunities Advisors LLC, its investment advisor

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit BSL VII Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Director

Fortress Credit BSL VIII Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Director

Fortress Credit BSL IX Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Director

Fortress Credit BSL X Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Director

Fortress Credit BSL XI Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Director

Fortress Credit BSL XII Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Director

Fortress Credit BSL XIII Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Director

Fortress Credit BSL XIV Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Director

Fortress Credit BSL XV Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit BSL XVI Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit BSL XVII Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Director

Fortress Credit BSL XVIII Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit BSL XIX Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit BSL XX Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit BSL XXI Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit BSL XXII Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit BSL XXIII Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit BSL XXIV Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit Europe BSL 2024-1 DAC

By:	/s/ Grainne Kirwan
Name: Grainne Kirwan
Title: Director

FDF V Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit Opportunities IX CLO Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Director

Fortress Credit Opportunities XV CLO Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Director

Fortress Credit Opportunities VIII CLO LLC

By: Maples Fiduciary Services (Delaware) Inc., its Manager

By:	/s/ Jeffrey Everhart
Name: Jeffrey Everhart
Title: Authorized Signer

Fortress Credit Opportunities XIX CLO Limited

By:	/s/ Stacy Bodden
Name: Stacy Bodden
Title: Authorized Signer

Fortress Credit Opportunities XXI CLO LLC

By: Maples Fiduciary Services (Delaware) Inc., its Manager

By:	/s/ Jeffrey Everhart
Name: Jeffrey Everhart
Title: Authorized Signer

Fortress Credit Opportunities XXIII CLO LLC

By: FCOD CLO Management LLC, as a member

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

By: FCO XXIII CLO Investor LLC, as a member

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

DBDB Funding LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FLF III-IV MA-CRPTF Holdings Finance L.P.

By: FLF III-IV MA CPRTF Advisors LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FLF III AB Holdings Finance L.P.

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FLF III Holdings Finance L.P.

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FLF III GMS Holdings Finance L.P.

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FLF III SM Holdings Finance L.P.

By: FLF III SM HOLDINGS FINANCE CM LLC., its servicer

By: Fortress Lending III Holdings L.P., its sole member

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FLF III BAM Holdings Finance L.P.

By: FLF BAM Holdings Finance CM LLC, its servicer

By: Fortress Lending Holdings III L.P., its sole member

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FORT CRE 2022-FL3 Issuer LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities VI Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities VI-C Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities V Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities V-C Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending Advisors III LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Lending Advisors IV LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress IP Advisors II LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress IP Advisors II C LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Legal Assets Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Legal Assets Advisors II LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Drawbridge Special Opportunities Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FCO MA Centre II Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL VII Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL VIII Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL IX Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL X Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL XI Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL XII Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL XIII Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL XIV Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL CLO Manager LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL CLO Manager II LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL XVII Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL XVIII Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL CLO Manager IV LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL CLO Manager III LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FC BSL CLO Manager V LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FCFE CM LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FDF V Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FCOD CLO Management LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FLF III-IV MA-CRPTF Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FLF III AB Holdings Finance CM LLC

By: Fortress Lending III Holdings L.P., its sole member

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FLF III GMS Holdings Finance CM LLC

By: Fortress Lending III Holdings L.P., its sole member

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FLF III SM Holdings Finance CM LLC

By: Fortress Lending III Holdings L.P., its sole member

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FLF III BAM Holdings Finance CM LLC

By: Fortress Lending III Holdings L.P., its sole member

By: Fortress Lending Advisors III LLC, its investment manager

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FCO MA Sup Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FCO MA V Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress FCO Fund V MA-CRPTF Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

FCO Fund V MA-C Advisors LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities XXXIII CLO LLC

By: FCOD CLO Management LLC, as a member

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities XXXV CLO Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit Opportunities XXXV CLO LLC

By: Fortress Credit Opportunities XXXV CLO Limited, as a member

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

FCO XXXV CLO CM LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Fortress Credit Opportunities XXXVII CLO Limited

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

Fortress Credit Opportunities XXXVII CLO LLC

By: Fortress Credit Opportunities XXXVII CLO Limited, as a member

By:	/s/ Monette de Luna
Name: Monette de Luna
Title: Director

FCO XXXVII CLO CM LLC

By:	/s/ David Brooks
Name: David Brooks
Title: Secretary

Schedule A

Existing Adviser	Existing Affiliated Fund

Fortress Credit Opportunities VI Advisors LLC

Fortress Credit Opportunities Fund VI (A) LP

Fortress Credit Opportunities Fund VI (B) LP

Fortress Credit Opportunities Fund VI (D) L.P.

Fortress Credit Opportunities Fund VI (E) LP

Fortress Credit Opportunities Fund VI (G) L.P.

Fortress Credit Opportunities VI-C Advisors LLC	Fortress Credit Opportunities Fund VI (C) L.P.

Fortress Credit Opportunities V Advisors LLC

Fortress Credit Opportunities Fund V Expansion (A) LP

Fortress Credit Opportunities Fund V Expansion (B) LP

Fortress Credit Opportunities Fund V Expansion (D) L.P.

Fortress Credit Opportunities Fund V Expansion (E) LP

Fortress Credit Opportunities Fund V Expansion (F) LP Fortress Credit Opportunities Fund V Expansion (G) L.P.

Fortress Credit Opportunities Fund V Expansion (H) L.P.

FCO Fund V MA-C Advisors LLC	Fortress Credit Opportunities Fund V Expansion MA-C L.P.

Fortress FCO Fund V MA-CRPTF Advisors LLC	Fortress Credit Opportunities Fund V Expansion MA-CRPTF LP

FCO MA V Advisors LLC	FCO MA V L.P.

FCO MA Sup Advisors LLC	Super FCO MA III L.P.

Fortress Credit Opportunities V-C Advisors LLC	Fortress Credit Opportunities Fund V Expansion (C) L.P.

Fortress Lending Advisors III LLC	Fortress Lending Fund III (A) LP Fortress Lending Fund III (B) L.P. Fortress Lending Fund III (C) L.P. Fortress Lending Fund III (D) LP

Fortress Lending Advisors IV LLC

Fortress Lending III Holdings L.P.

Fortress Lending Fund III-IV MA-CRPTF LP

FLF III Holdings Finance L.P.

Fortress Lending Fund IV (A) LP

Fortress Lending Fund IV (B) L.P.

Fortress Lending Fund IV (C) L.P.

Fortress Lending Fund IV (D) LP

Fortress Lending IV Holdings L.P.

Fortress IP Advisors II LLC	Fortress Intellectual Property Opportunities Fund II (A) LP Fortress Intellectual Property Opportunities Fund II (B) LP Fortress Intellectual Property Opportunities Fund II (D) L.P.

Fortress IP Advisors II C LLC	Fortress Intellectual Property Opportunities Fund II (C) L.P.

Fortress Legal Assets Advisors LLC	Fortress Legal Assets Fund I (A) LP Fortress Legal Assets Fund I (B) LP Fortress Legal Assets Fund I (C) LP

Fortress Legal Assets Advisors II LLC	Fortress Legal Assets Fund II (A) LP Fortress Legal Assets Fund II (B) LP Fortress Legal Assets Fund II (C) LP

Drawbridge Special Opportunities Advisors LLC	Drawbridge Special Opportunities Fund LP Drawbridge Special Opportunities Fund Ltd DBDB Funding LLC DBD Credit Funding LLC FORT CRE 2022-FL3 Issuer LLC

FCO MA Centre II Advisors LLC	FCO MA Centre Street II EXP (P) LP FCO MA Centre Street II EXP (ER) LP FCO MA Centre Street II EXP (TR) LP

FC BSL VII Management LLC	Fortress Credit BSL VII Limited

FC BSL VIII Management LLC	Fortress Credit BSL VIII Limited

FC BSL IX Management LLC	Fortress Credit BSL IX Limited

FC BSL X Management LLC	Fortress Credit BSL X Limited

FC BSL XI Management LLC	Fortress Credit BSL XI Limited

FC BSL XII Management LLC	Fortress Credit BSL XII Limited

FC BSL XIII Management LLC	Fortress Credit BSL XIII Limited

FC BSL XIV Management LLC	Fortress Credit BSL XIV Limited

FC BSL CLO Manager LLC	Fortress Credit BSL XV Limited

FC BSL CLO Manager II LLC	Fortress Credit BSL XVI Limited

FC BSL XVII Management LLC	Fortress Credit BSL XVII Limited

FC BSL XVIII Management LLC	Fortress Credit BSL XVIII Limited

FC BSL CLO Manager IV LLC	Fortress Credit BSL XIX Limited

FC BSL CLO Manager III LLC	Fortress Credit BSL XX Limited

FC BSL CLO Manager V LLC	Fortress Credit BSL XXI Limited Fortress Credit BSL XXII Limited Fortress Credit BSL XXIII Limited Fortress Credit BSL XXIV Limited

FCFE CM LLC	Fortress Credit Europe BSL 2024-1 DAC

FDF V Management LLC	FDF V Limited

FCOD CLO Management LLC

Fortress Credit Opportunities IX CLO Limited

Fortress Credit Opportunities XV CLO Limited

Fortress Credit Opportunities VIII CLO LLC

Fortress Credit Opportunities XIX CLO Limited

Fortress Credit Opportunities XXI CLO LLC

Fortress Credit Opportunities XXIII CLO LLC

Fortress Credit Opportunities XXXIII CLO LLC

FLF III-IV MA-CRPTF Advisors LLC	FLF III-IV MA-CRPTF Holdings Finance L.P.

FLF III AB Holdings Finance CM LLC	FLF III AB Holdings Finance L.P.

FLF III GMS Holdings Finance CM LLC	FLF III GMS Holdings Finance L.P.

FLF III SM Holdings Finance CM LLC	FLF III SM Holdings Finance L.P.

FLF III BAM Holdings Finance CM LLC	FLF III BAM Holdings Finance L.P.

FCO XXXV CLO CM LLC	Fortress Credit Opportunities XXXV CLO Limited Fortress Credit Opportunities XXXV CLO LLC

FCO XXXVII CLO CM LLC	Fortress Credit Opportunities XXXVII CLO Limited Fortress Credit Opportunities XXXVII CLO LLC

EXHIBIT A

RESOLUTIONS OF THE SOLE TRUSTEE OF
FORTRESS PRIVATE LENDING FUND
(the “Fund”)

RESOLVED, that the officers of the Fund be, and each hereby is, authorized in the name of the Fund and on behalf of the Fund to make or cause to be made, and to execute and cause to be filed with the Securities and Exchange Commission (the “SEC”), an application for co-investment exemptive relief under the Investment Company Act of 1940, as amended (the “Co-Investment Exemptive Application”), including the Fund along with FPLF Management LLC and certain of its affiliates; and

FURTHER RESOLVED, that each of the officers of the Fund is hereby authorized in the name and on behalf of the Fund to make or cause to be made, and to execute and cause to be filed with the SEC, any and all amendments to such Co-Investment Exemptive Application, effecting such changes as any such officer or officers may deem necessary or advisable; and

FURTHER RESOLVED, that each of the officers of the Fund is hereby authorized in the name and on behalf of the Fund, to make or cause to be made, and to execute and deliver, all such additional agreements, documents, instruments and certifications and to take all such steps, and to make all such payments, fees and remittances, as any one or more of such officers may at any time or times deem necessary or desirable in order to effectuate the purpose and intent of the foregoing resolutions.

(Adopted on February 16, 2024)